Exhibit 99.1

News Release

Contact:	Zvi Eiref	Embargo until 8/10/04
	Chief Financial Officer	7:00 A.M. (Eastern Time)
609/279-7666

CHURCH & DWIGHT REPORTS SECOND QUARTER RESULTS

RAISES EARNINGS GUIDANCE FOR YEAR

PRINCETON, NJ, AUGUST 10, 2004 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the second quarter, ended July 2, 2004, of $19.6 million or $0.45 per share compared to $24.6 million or $0.59 per share in the similar period a year ago. This year’s second quarter results include pretax accounting charges of $12.1 million or $0.17 per share resulting from the previously announced acquisition of the remaining 50% interest in Armkel, LLC, on May 28, 2004, which are described below. Last year’s results included a net $0.13 per share gain primarily related to the settlement of litigation and the release of prior year tax reserves resulting from the settlement of a state tax dispute. Excluding these items, this year’s adjusted second quarter net income would have been $0.62 per share, $0.16 per share or 35% above last year’s adjusted $0.46 per share.

For the first six months, net income was $49.5 million or $1.15 per share compared to $45.6 million or $1.09 per share last year. Excluding the items described in the first paragraph of this release, adjusted net income would have been $1.32 per share, $0.36 per share or 38% above last year’s adjusted $0.96 per share.

James R. Craigie, recently appointed President and Chief Executive Officer of Church & Dwight, commented, “We are pleased with the strong first half, led by improved sales growth and gross margins, which was accomplished while completing the Armkel acquisition. As a result of this performance, and in line with our plans, we expect to increase investment spending in the second half. We are also raising our earnings objective for the year to $2.10 to $2.12 per share pre-split on a GAAP basis, from the previously announced $2.07 to $2.10 per share.”

Once the recently announced 3-for-2 stock split becomes effective on September 1, the new earnings objective will equate to $1.40 to $1.41 per share on a GAAP basis.

Second quarter sales increased to $340.8 million from $256.3 million in the comparable period last year. This year’s results include sales of $43.5 million for the former Armkel business since its acquisition in late May, and sales of $28.1 million for the former Unilever oral care business in North America acquired late last year. For the first six months, sales increased to $636.8 million from $504.6 million in the same period last year, primarily due to combined sales of $101.7 million for the acquired Armkel and oral care businesses.

Second quarter gross profit margin of 35.1% was 4.0% higher than last year, mostly due to the addition of the higher margin Armkel and oral care businesses. This year’s results also include a $4.1 million pretax or $0.06 per share inventory step-up accounting charge related to the acquisition of the Armkel business. For the six months period, gross margin was 34.0% compared to last year’s 30.4%.

Second quarter marketing spending of $36.1 million, and selling, general and administrative expenses of $42.1 million, were both significantly higher than last year primarily due to the Armkel and oral care acquisitions.

Second quarter operating profit of $41.4 million was $16.4 million higher than last year’s $25.0 million, mostly due to the Armkel and oral care acquisitions. For the six months, operating profit was $79.9 million compared to last year’s $53.8 million.

For additional commentary on sales and margins, see the Church & Dwight and Affiliates (Non-GAAP Measures) section below.

The $9.7 million reduction in earnings from affiliates for the second quarter reflects Church & Dwight’s consolidation of the Armkel results since the date of acquisition, as well as the effect of a pre-acquisition $4.9 million impairment charge incurred by Armkel for a trademark used in its European business.

The $11.0 million increase in other expense for the three months includes an $8.0 million pretax or $0.11 per share accounting charge for the write-off of deferred financing costs incurred by Church & Dwight and Armkel on preexisting debt which was refinanced as part of the Armkel buyout. The remaining $3.0 million primarily consists of interest costs on the debt assumed by Church & Dwight after the buyout.

At quarter-end, the Company had total outstanding debt of $932.8 million, and cash of $119.6 million, for a net debt position of $813.2 million. This is a $185.8 million increase over the combined net debt position of $627.4 million (a non-GAAP measure) at the same quarter-end last year. During the past year, the Company has invested approximately $360 million in making the previously mentioned acquisitions of the Unilever oral care business in North America and the remaining 50% interest in Armkel.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA, a non-GAAP measure) as defined in the Company’s loan agreement, which includes Armkel, and excludes certain non-cash one-time items, are estimated at $150 million for the first six months of the year.

CHURCH & DWIGHT AND AFFILIATES (Non-GAAP Measures)

Management noted that, due to the operational synergies involved, the Company looks at the combined results of Church & Dwight and its unconsolidated affiliates, including Armkel for the period prior to its acquisition, in evaluating the financial performance of the business.

For the second quarter, combined sales increased to $431.8 million, $51.1 million or 13.4% above last year. Excluding the acquired oral care business referred to above, foreign exchange gains of $5.6 million, and a $2.7 million reversal of prior year promotion reserves due to a change in estimate, adjusted sales would have been $14.7 million or about 4% above last year.

Consumer sales of $366.3 million were 13.6% above last year. In addition to the acquired brands, sales of the Company’s major product lines — laundry, deodorizers, personal care and international, were all higher than last year. At the brand level, sales of Arm & Hammer® and Xtra® liquid laundry detergent, Arm & Hammer Super Scoop™ cat litter, Arm & Hammer toothpaste and First Response® pregnancy test kits were all significantly higher than last year, while sales of fabric softeners and antiperspirants were lower. Specialty products sales of $65.5 million were 12.4% higher due primarily to improved sales of animal nutrition products.

For the six months, combined sales, including affiliates, were $852.4 million, $113.7 million or 15.4% above last year. Excluding sales of $58.1 million for the acquired oral care brands, foreign exchange gains of $14.2 million, and promotion reserve adjustments of $2.9 million, adjusted combined sales would have been $38.5 million or 5.2% above last year. The six months results also benefited from a first quarter calendar change which made the period six days longer than the comparable period a year ago.

On a combined basis, second quarter gross profit margin for Church & Dwight and its unconsolidated affiliates was 39.6%, which is identical to last year. Excluding the previously mentioned $4.1 million inventory step-up charge, and second quarter $2.7 million promotion reserve adjustment, as well as $2.4 million of plant impairment and obsolescence charges, this year’s second quarter adjusted combined gross margin would have been 40.7%, or 1.1% above last year. The gain is related to an improved product mix, with personal care products representing a higher percentage of total sales, combined with increased manufacturing and distribution efficiencies.

Rising raw materials and energy prices began to have an effect on costs during the first half, but the Company was able to mitigate their impact by continuing to improve operating efficiencies. While these cost increases are expected to continue, the Company anticipates its second half gross margin to remain higher than last year.

Second quarter marketing spending for Church & Dwight and its affiliates was $49.1 million, $3.0 million or 6.5% above last year. For six months, marketing spending was $86.2 million, $11.1 million or 14.8% higher than last year.

Second quarter selling, general and administrative expenses of $69.0 million were $13.7 million higher than last year. The major factor was the previously mentioned $4.9 million trademark impairment charge incurred by Armkel. Other factors included an increase in performance-based compensation, a charge related to an Armkel facility held for sale, litigation costs, Sarbanes-Oxley compliance expenses, and selling and trademark amortization costs associated with the acquisition of the Unilever oral care brands.

Operating profit for the second quarter, including affiliates, was $52.8 million compared to last year’s $49.5 million. Excluding the Armkel-related inventory step-up charge and other gross margin items described earlier, adjusted combined operating profit would have been $56.6 million, $7.1 million or 14.3% above last year.

For the six months, operating profit, including affiliates, was $122.8 million compared to last year’s $104.5 million. Excluding the gross margin items described above, adjusted combined operating profit would have been $126.4 million, $21.9 million or 21.0% above last year, with an operating margin of 14.9% compared to last year’s 14.1%.

During the third quarter, the Company expects to increase marketing support for several products introduced earlier in the year. These include Arm & Hammer Enamel Care™ toothpaste, a patented product which combines the cleaning and whitening properties of baking soda with fluoride and liquid calcium to fill tooth surfaces and restore enamel luster; and Trojan® condoms with Warming Sensations™, a unique lubricant system which warms the skin on contact for enhanced pleasure. With the supply chain integration for the former Unilever oral care products now nearly complete, the Company also expects to increase marketing support for Mentadent® toothpaste and toothbrushes and Close-Up® toothpaste.

On the household products side of the business, the Company expects to launch Arm & Hammer Multi-Cat Clumping Cat Litter designed for households with more than one cat. The Company also plans to introduce a foam version of Arm & Hammer Carpet & Room Deodorizer with Pet Hair Release.

James R. Craigie, 50, joined the Company on July 6 as President, CEO and Board Member. He replaces Robert A. Davies, III, 68, who will remain as Chairman of the Board in an active capacity for an extended period. Commenting on his first month with the Company, Mr. Craigie said, “I am impressed by both the breadth and strength of the Company’s product portfolio, a high percentage of which consists of brands with good to excellent prospects. With the growth and margin enhancement opportunities available to Church & Dwight, we believe the Company can continue to achieve its prime objective of 12.5%-15% annual earnings per share growth.”

As previously reported, following its August 4 Board meeting, the Company announced a 3-for-2 stock split. The Company also announced a quarterly dividend of 6 cents per share on the split stock, equivalent to an annual dividend of 24 cents per share, which represents an annualized 12 1/2% increase over the dividend rate on the pre-split stock. The dividend is payable September 1, 2004 to stockholders of record at the close of business on August 16, 2004. This is the Company’s 414th regular quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter 2004 earnings results with the investment community on August 10 at 10:00 a.m. (ET). To participate, dial in at 800-299-0148, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code: 74374464, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations Section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross margin, earnings per share, non-cash accounting charges, increased marketing spending, new product launches, the integration of the oral care brands acquired from Unilever in 2003, the effects of the Company’s acquisition of the remaining 50% interest in Armkel, the integration of Armkel, and financial forecasts. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, the Company’s ability to complete the integration of Armkel, trade, competitive and consumer reactions to the Company’s products and other factors described in Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
Net Sales	$340,785	$256,263	$636,776	$504,561
Cost of sales	221,109	176,690	420,538	351,154

Gross profit	119,676	79,573	216,238	153,407
Marketing expenses	36,118	26,288	60,306	43,231
Selling, general and administrative expenses	42,130	28,236	76,044	56,346

Income from Operations	41,428	25,049	79,888	53,830
Equity in earnings of affiliates	2,792	12,528	12,616	20,680
Other income (expense), net	(14,755)	(3,753)	(18,397)	(8,624)

Income before minority interest and taxes	29,465	33,824	74,107	65,886
Income taxes	9,885	9,192	24,615	20,299
Minority Interest	7	6	13	15

Net Income	$19,573	$24,626	$49,479	$45,572

Net Income per share - Basic	$0.48	$0.61	$1.21	$1.14
Net Income per share - Diluted	$0.45	$0.59	$1.15	$1.09

Dividend per share	$0.08	$0.075	$0.16	$0.15
Weighted average shares outstanding - Basic	41,064	40,132	40,973	40,039
Weighted average shares outstanding - Diluted	43,232	42,072	43,115	41,967

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	July 2, 2004	June 27, 2003
Assets
Current Assets
Cash, equivalents and securities	$119,561	$54,011
Accounts receivable	206,093	102,383
Inventories	157,981	86,535
Other current assets	34,879	23,624

Total Current Assets	518,514	266,553

Property, Plant and Equipment (Net)	327,293	244,839
Equity Investment in Affiliates	13,663	148,479
Intangibles and other assets	995,307	332,796

Total Assets	$1,854,777	$992,667

Liabilities and Stockholders’ Equity
Short-Term Debt	$74,613	$66,481
Other Current Liabilities	260,567	170,425

Total Current Liabilities	335,180	236,906

Long-Term Debt	858,234	253,243
Other Long-Term Liabilities	166,181	105,169
Stockholders’ Equity	495,182	397,349

Total Liabilities and Stockholders’ Equity	$1,854,777	$992,667

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding combined sales adjusted to exclude sales of the former Unilever oral care brands, the effect of foreign exchange adjustments and the impact of a reversal of prior year promotion reserves due to a change in estimate. Management believes that the presentation of adjusted combined net sales (including reconciliation information in the press release) is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight and its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the reversal of the promotion reserves is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management, and exclusion of the reversal of promotion reserves eliminates an accounting adjustment that is not reflective of day-to-day operations within a discrete period.

Adjusted Gross Profit and Operating Profit

The press release also provides information regarding combined gross margin and combined operating profit, each adjusted to exclude the effect of foreign exchange adjustments, reversal of the promotion reserve, an inventory step-up charge related to the acquisition of the Armkel business and plant impairment and obsolescence charges. Management believes the presentation of adjusted combined gross margin and adjusted combined operating profit (including reconciliation information in the press release) is useful to investors for the reasons set forth above with respect to the adjustment items affecting combined net sales. In addition, elimination of the accounting charges removes the effect of charges that are not related to ongoing core operations of the combined entities.

Adjusted Net Income

The press release provides information regarding Church & Dwight’s Net Income adjusted to exclude accounting charges relating to Church & Dwight’s acquisition of the remaining 50% of Armkel that it did not own, and a gain primarily related to the settlement of litigation and the release of prior year tax reserves resulting from settlement of a state tax dispute. Management believes that the presentation of adjusted net income (including reconciliation information in the press release) is useful to investors because it enables them to assess Church & Dwight’s performance exclusive of accounting charges or isolated events that do not reflect Church & Dwight’s day-to-day operations.

Adjusted Net Debt

The press release provides information regarding combined Church & Dwight and Armkel net debt at June 27, 2003. Management believes this information is useful to investors because the former Armkel business is reflected in Church & Dwight’s July 2, 2004 balance sheet, and the presentation of Church & Dwight and Armkel net debt at June 27, 2003 enables investors to analyze the increase in Church & Dwight’s net debt position exclusive of the amount of indebtedness already existing at Armkel at June 27, 2003. Set forth below is a reconciliation of Church & Dwight’s net debt to Church & Dwight and Armkel’s net debt at June 27, 2003:

(in millions)
Church & Dwight Total Debt	$319.7
Church & Dwight Cash	54.0

Church & Dwight Net Debt	$265.7

Armkel Total Debt	$406.1
Armkel Cash	44.4

Armkel Net Debt	$361.7

Church & Dwight Net Debt	$265.7
Armkel Net Debt	361.7

Church & Dwight and Armkel Net Debt	$627.4

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to its respective cash flows from operations, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By

Operating Activities to Adjusted EBITDA

(Dollars in Millions)

CHD
Net Cash Provided by Operating Activities	$78.2

Interest Expense	11.6
Current Income Tax Provision	15.0
Proceeds from Affiliates	2.7
Change in Working Capital & Other Liabilities	(3.5)
Investment Income	(0.8)
Other	3.4

CHD Adjusted EBITDA	106.6
Armkel Adjusted 5 month EBITDA	43.0

Combined Adjusted EBITDA	$149.6

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and six months ended July 2, 2004, and June 27, 2003. The reconciliation reflects the elimination of inter-company sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives.

Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit, Marketing Expenses, SG&A Expenses and Operating Profit

Including Unconsolidated Affiliates

2nd Quarter and Six Months 2004 vs. 2003

(Dollars in Millions)

	Three Months Ended July 2, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$64.6	$—	$—	$—	$64.6
Laundry Products	$103.8	$—	$—	$—	$103.8
Personal Care Products	$90.5	$34.3	$—	$—	$124.8

Consumer Domestic	$258.9	$34.3	$—	$—	$293.2
Consumer International	$28.8	$44.6	$—	$(0.3)	$73.1

Total Consumer Net Sales	$287.7	$78.9	$—	$(0.3)	$366.3
Specialty Products Division	$53.1	$—	$14.2	$(1.8)	$65.5

Total Net Sales	$340.8	$78.9	$14.2	$(2.1)	$431.8

Gross Profit	$119.6	$44.2	$3.4	$3.7	$170.9
% of Net Sales	35.1%	56.0%	24.1%		39.6%

Marketing Expenses	$36.1	$12.8	$0.2		$49.1
% of Net Sales	10.6%	16.3%	1.1%		11.4%

SG&A Expenses	$42.1	$22.2	$1.0	$3.7	$69.0
% of Net Sales	12.4%	28.2%	6.8%		16.0%

Operating Profit	$41.4	$9.2	$2.2	$—	$52.8
% of Net Sales	12.1%	11.7%	15.5%		12.2%

	Three Months Ended June 27, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$61.2	$—	$—	$—	$61.2
Laundry Products	$98.2	$—	$—	$—	$98.2
Personal Care Products	$40.9	$57.4	$—	$—	$98.3

Consumer Domestic	$200.3	$57.4	$—	$—	$257.7
Consumer International	$9.2	$56.1	$—	$(0.6)	$64.7

Total Consumer Net Sales	$209.5	$113.5	$—	$(0.6)	$322.4
Specialty Products Division	$46.8		$13.9	$(2.4)	$58.3

Total Net Sales	$256.3	$113.5	$13.9	$(3.0)	$380.7

Gross Profit	$79.6	$64.5	$3.9	$2.9	$150.9
% of Net Sales	31.1%	56.8%	28.1%		39.6%

Marketing Expenses	$26.3	$19.7	$0.1		$46.1
% of Net Sales	10.3%	17.4%	0.6%		12.1%

SG&A Expenses	$28.3	$22.9	$1.2	$2.9	$55.3
% of Net Sales	11.1%	20.2%	8.8%		14.5%

Operating Profit	$25.0	$21.9	$2.6	$—	$49.5
% of Net Sales	9.7%	19.3%	18.7%		13.0%

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit, Marketing Expenses, SG&A Expenses and Operating Profit

Including Unconsolidated Affiliates

2nd Quarter and Six Months 2004 vs. 2003

(Dollars in Millions)

	Six Months Ended July 2, 2004
	CHD AS Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$125.7	$—	$—	$—	$125.7
Laundry Products	$209.3	$—	$—	$—	$209.3
Personal Care Products	$160.0	$92.1	$—	$—	$252.1

Consumer Domestic	$495.0	$92.1	$—	$—	$587.1
Consumer International	$37.8	$100.6	$—	$(0.7)	$137.7

Total Consumer Net Sales	$532.8	$192.7	$—	$(0.7)	$724.8
Specialty Products Division	$104.0	$—	$27.4	$(3.8)	$127.6

Total Net Sales	$636.8	$192.7	$27.4	$(4.5)	$852.4

Gross Profit	$216.2	$109.9	$6.2	$7.2	$339.5
% of Net Sales	34.0%	57.0%	22.7%		39.8%

Marketing Expenses	$60.3	$25.7	$0.2		$86.2
% of Net Sales	9.5%	13.3%	0.8%		10.1%

SG&A Expenses	$76.0	$45.0	$2.3	$7.2	$130.5
% of Net Sales	11.9%	23.4%	8.5%		15.3%

Operating Profit	$79.9	$39.2	$3.7	$—	$122.8
% of Net Sales	12.5%	20.3%	13.4%		14.4%

	Six Months Ended June 27, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$114.3	$—	$—	$—	$114.3
Laundry Products	$198.8	$—	$—	$—	$198.8
Personal Care Products	$83.5	$109.5	$—	$—	$193.0

Consumer Domestic	$396.6	$109.5	$—	$—	$506.1
Consumer International	$17.2	$103.6	$—	$(1.3)	$119.5

Total Consumer Net Sales	$413.8	$213.1	$—	$(1.3)	$625.6
Specialty Products Division	$90.8	$—	$25.8	$(3.5)	$113.1

Total Net Sales	$504.6	$213.1	$25.8	$(4.8)	$738.7

Gross Profit	$153.4	$123.0	$6.4	$5.7	$288.5
% of Net Sales	30.4%	57.7%	24.8%		39.1%

Marketing Expenses	$43.2	$31.8	$0.1		$75.1
% of Net Sales	8.6%	14.9%	0.6%		10.2%

SG&A Expenses	$56.4	$44.2	$2.6	$5.7	$108.9
% of Net Sales	11.2%	20.7%	10.2%		14.7%

Operating Profit	$53.8	$47.0	$3.7	$—	$104.5
% of Net Sales	10.7%	22.1%	14.4%		14.1%

**	Adjustments include: elimination of intercompany sales; in Gross Profit, reclassification of the administrative costs of production planning and logistics functions.